The Gabelli Multimedia Trust Inc.
4th Quarter 1998
Section 10f-3 Transactions




 The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund. A folder documenting such compliance for each transaction is available for inspection by Board Members.

Trade Dates			12-09-98
Issue				Infinity Brocasting Corp.
Shares			10,000
Price				$20.50
Amount			$205,000
Spread Amount		0.82
Spread %			4.0%
Fund's % of Issue		0.01
% of Issue for all
 GabelliFunds		0.22%
Broker 			Merrill Lynch & Co.
Issues within
90 days			3
Reason			(1).(2)




The Purchases listed above meet the following requirements of 10f-3
 ...Part of an issue registered under the Securities Act of 1933.
 ...Purchased at not more than the offering price.
 ...Offered pursuant to a firm commitment underwriting.
 ... The issuer has been in continuos operation for at least 3 years.

All other requirements are presented in the table above.

Reason Key

(1) Does not exceed 125% of the mean offering spread of 3 comparable Issues underwritten in the last 90 days.
(2) Does not exceed 110% of this underwriting spread of 3 comparable Issues underwritten in the last 90 days.



Note: If 3 comparable issues are not available within 90 days, a one-year window is used.